UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2014

PERNIX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-14494	33-0724736
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10863 Rockley Road Houston, TX	77099
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 934-1825

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 13, 2014, the Company’s Board of Directors appointed John A. Sedor, 69, to serve as a director in one of the vacancies created by the recent resignations of three board members.  He was also appointed to serve as Chairman of the Compensation Committee, and the Company expects him to be appointed to the Audit and Nominating Committees as well.

From 2011 until February 2014, Mr. Sedor served as President and CEO and a director of Cangene Corporation, a fully integrated developer and manufacturer of immune therapeutics until its acquisition by Emergent Biosolutions.  Prior to that, from 2008 until 2011, Mr. Sedor served as Chief Executive Officer and President of CPEX Pharmaceuticals since its spin-off from Bentley in 2008 until its acquisition by Footstar. Mr. Sedor was President of Bentley from 2005 until the spin-off of CPEX. From 2001 to May 2005, he was President and CEO of Sandoz, Inc. (a division of Novartis AG). From 1998-2001 Mr. Sedor was President and Chief Executive Officer at Verion, Inc., a drug delivery company. Previously, Mr. Sedor served as President and Chief Executive Officer at Centeon, LLC, a joint venture between two major multinational corporations, Rhône-Poulenc Rorer and Hoechst AG. Previously, Mr. Sedor served as Executive Vice President at Rhône-Poulenc Rorer, Revlon Health Care and Parke-Davis. Mr. Sedor holds a Bachelor of Science degree in Pharmacy/Chemistry from Duquesne University, and has studied strategic marketing at both Northwestern University’s Kellogg Graduate School of Management and Harvard Business School. He has also attended Harvard’s Executive Forum.

In connection with his appointment as a director, Mr. Sedor received a grant of an option to purchase 40,000 shares of the Company’s common stock pursuant to the Company’s 2009 Equity Incentive Plan at an exercise price equal to the closing price on the day immediately preceding the date of grant.  The option vests in annual 10,000 share installments with the first installment vesting on the first anniversary of the date of grant and the final installment vesting on the fourth anniversary thereof.  He will also be eligible to receive cash compensation and additional equity awards commensurate with the Company’s director compensation program available to all of the Company’s non-executive directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PERNIX THERAPEUTICS HOLDINGS, INC.

Dated: March 17, 2014	By:	/s/ Tracy S. Clifford
Tracy S. Clifford
Principal Financial and Accounting Officer